UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 29, 2015

Energizer Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Missouri	1-15401	43-1863181
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

533 Maryville University Drive

St. Louis, Missouri 63141

(Address of principal executive offices)

Registrant’s telephone number, including area code: (314) 985-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On May 29, 2015, Energizer Holdings, Inc. (“Energizer”) borrowed $1 billion under its 364-day senior unsecured Term Loan Credit Agreement with Citibank, N.A., as Administrative Agent, and the other financial institutions parties thereto, described in its Current Report on Form 8-K filed April 30, 2015. Approximately $890 million was used to prepay certain senior notes described under Item 8.01 below, approximately $60 million was used to repay borrowings under Energizer’s existing revolving credit facility, and the balance will be used for general corporate purposes.

Item 8.01 Other Events

On May 29, 2015, Energizer completed the prepayment with respect to its (i) $150 million 5.23% Senior Notes, Series 2005-D, (ii) $140 million 6.24% Senior Notes, Series 2006-D, (iii) $70 million 6.36% Senior Notes, Series 2007-E, (iv) $150 million 6.48% Senior Notes, Series 2007-F and (v) $310 million 6.55% Senior Notes, Series 2007-G (collectively, the “Senior Notes”). Energizer previously disclosed the issuance of irrevocable notices of prepayment of the Senior Notes in its Current Report on Form 8-K filed April 30, 2015. The prepayment amount included approximately $61 million in make-whole payments and approximately $9 million in accrued interest as required by the terms of the Senior Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGIZER HOLDINGS, INC.

By:	/s/ Daniel J. Sescleifer
Daniel J. Sescleifer
Executive Vice President and Chief Financial Officer

Dated: May 29, 2015